MarketWise Reports Fourth Quarter and
Full Year 2021 Financial Results

~ 2021 Revenue Increase of 50.8% Year-Over-Year to $549 Million ~

~ 2021 Billings Increase of 33.0% Year-Over-Year to $730 Million ~

~ 2021 Adjusted CFFO Increase of 46.8% Year-Over-Year to $197 Million ~

~ Paid Subscribers Grew 13% Year-Over-Year to 972 Thousand ~

BALTIMORE, MD -- (BUSINESS WIRE)—MarketWise, Inc. (NASDAQ: MKTW) (“MarketWise” or the “Company”), a leading multi-brand digital subscription services platform that provides premium financial research, software, education, and tools for self-directed investors, today reported financial results for the fourth quarter and year ended December 31, 2021.

Full Year 2021 and Fourth Quarter 2021 Key Performance Highlights
(Unaudited)	4Q 2021	4Q 2020	FY 2021	FY 2020
Total Subscribers (in thousands)	14,671	10,386
Paid Subscribers (in thousands)	972	857
Total net revenue (in millions)	$146.7	$106.8	$549.2	$364.2
Billings (in millions)	$151.4	$158.4	$729.9	$548.8
ARPU	$742	$759
CFFO (in millions)	$5.0	$(17.1)	$63.6	$55.9
Adjusted CFFO (in millions)	$5.0	$16.0	$197.1	$134.3
Full Year 2021 and Fourth Quarter 2021 Highlights(1)
▪Total net revenue increased by $185.0 million, or 50.8%, to $549.2 million for full year 2021 compared to $364.2 million for full year 2020; total net revenue increased by $39.8 million, or 37.3%, to $146.7 million in fourth quarter 2021 compared to $106.8 million in fourth quarter 2020
▪Total Billings increased by $181.1 million, or 33.0%, to $729.9 million for full year 2021 compared to $548.8 million for full year 2020; total Billings decreased by $7.0 million, or 4.4%, to $151.4 million in fourth quarter 2021 compared to $158.4 million in fourth quarter 2020
▪Net loss was $953.9 million for full year 2021 compared to a net loss of $541.1 million for full year 2020; net income was $35.9 million in fourth quarter 2021 compared to a net loss of $375.4 million in fourth quarter 2020; the net loss for the year was driven by $1.1 billion in stock-based compensation, which was primarily a result of the culmination of our go-public Transaction on July 21, 2021, while stock-based compensation was $553.6 million for full year 2020. For further information on stock-based compensation, see footnotes 1 and 2 to Table 1. Income Statement below
▪Cash flow from operations (“CFFO”) was $63.6 million for full year 2021 compared to $55.9 million for full year 2020; CFFO included $123.4 million of profits distributions to Class B unitholders at the time of our go-public Transaction; under our original operating agreement, profits distributions to Class B unitholders were expensed as stock based compensation; this original operating agreement was replaced upon the consummation of our Transaction and there will be no further stock-based compensation associated with these prior Class B unitholders; CFFO was $5.0 million in fourth quarter 2021 compared to $17.1 million cash used in fourth quarter 2020. For further information on stock-based compensation, see footnote 1 to Table 1. Income Statement below
▪CFFO margin was 11.6% for full year 2021 as compared to 15.3% for full year 2020; CFFO margin was 3.4% in fourth quarter 2021 as compared to (16.0)% in fourth quarter 2020
▪Adjusted CFFO, a non-GAAP measure, increased by $62.8 million, or 46.8%, to $197.1 million for full year 2021 compared to $134.3 million for full year 2020; Adjusted CFFO decreased by $11.0 million, or 68.6%, to $5.0 million in fourth quarter 2021 compared to $16.0 million in fourth quarter 2020
▪Adjusted CFFO margin, a non-GAAP measure, was 27.0% for full year 2021 compared to 24.5% for full year 2020; Adjusted CFFO margin was 3.3% in fourth quarter 2021 compared to 10.1% in fourth quarter 2020
▪Deferred revenue increased by $177.4 million, or 33.3%, to $710.2 million as of December 31, 2021 compared to $532.7 million as of December 31, 2020
▪Paid Subscribers increased by 115 thousand, or 13.4%, to 972 thousand as of December 31, 2021 compared to 857 thousand as of December 31, 2020
▪Free Subscribers increased by 4.2 million, or 43.8%, to 13.7 million as of December 31, 2021 compared to 9.5 million as of December 31, 2020
__________________
(1)    See “Key Business Metrics and Non-GAAP Financial Measures” below. For a reconciliation of Adjusted CFFO and Adjusted CFFO margin, see “Cash Flow” below.

Mark Arnold, Chief Executive Officer of MarketWise, commented, “Without a doubt, this was a landmark year for MarketWise. It was transformational for our company and highly profitable for our shareholders. We successfully took a highly profitable, twenty-year-old partnership public, and at the same time delivered record results. Our year-over-year growth in subscribers, revenues, billings, and cash flow is a direct result of our ability to deliver high-quality content that is accessible and actionable to our community of self-directed investors. For the year, we grew revenues by 51%, increased billings by 33%, and improved our adjusted cash flow from operations by 47%, as compared to 2020. We also grew our paid subscriber base 13% to almost one million. More importantly, we have positioned our business for future success as we now have 12 customer-facing brands, more than 175 products covering a full spectrum of investment themes, and our team is now almost 800 employees strong, including almost 100 investment research professionals. I would be proud of these results in any “normal” year. But the fact that we achieved these results in the same year that we took the company public and navigated a once in a century pandemic makes me especially proud.”
Mr. Arnold continued, “As we look towards 2022, we see great opportunity for MarketWise to continue to engage our subscriber base, add to our portfolio of products and services, and leverage our competitive advantages. Over our long history, MarketWise has proven its ability to deliver good growth and strong profitability. The key to our success has been to keep the long view in mind and to treat our investors well. We are excited about the organic and inorganic growth opportunities in front of us, and we see incredible value in our stock, which currently seems detached from fundamental valuation metrics.”
Significant Fourth Quarter Events
Revolving Credit Facility
On October 29, 2021, we entered into a Loan and Security Agreement with a syndicate of five banks, providing for a revolving credit facility of up to $150.0 million (the “Credit Facility”). As of December 31, 2021, there were no outstanding advances under the Credit Facility. Please see our press release dated November 1, 2021 for relevant terms and conditions of the Credit Facility.
The Company may use the proceeds of the Credit Facility to finance permitted acquisitions and for working capital and other general corporate purposes. The advances under the Credit Facility are subject to conditions customary for facilities of this nature.
Share Buyback Program
On November 4, 2021, our Board of Directors authorized the repurchase of up to $35.0 million in aggregate of shares of the Company’s Class A common stock, with the authorization to expire on November 3, 2023. As of December 31, 2021, 500,270 shares of Class A common stock had been repurchased under the program for approximately $3.3 million, or 10% of the authorized repurchase amount. Please see our press release dated November 10, 2021, for relevant terms and conditions of the Stock Buyback Program.
2022 Outlook:
In order to maintain our focus on long-term growth and profitability, we are not providing forward-looking financial guidance. We produce financial research, and we know better than most that investor sentiment can change quickly and that financial markets can be volatile. We also know that rapid shifts in investor sentiment can impact our business performance in the near-term. While those short-term fluctuations can and do occur, we have a long-term perspective and make decisions based on what we think will benefit our owners over time. We know many investors are of like mind and our goal is to attract investors who share our view, investors who are looking for growth and profitability over the long-term. Our communications have been consistent with this message as we consciously seek to avoid the pitfalls of managing for short-term gains or unrealistic expectations rather than working towards long-term growth and profitability. For those reasons, we are not going to provide detailed forward-looking financial guidance.
However, as we report each quarter, expect us to provide a full analysis of operations, periodic updates to current market trends impacting our business, and other relevant information such as consumer engagement and general investment interest and activity.
While we are not providing guidance, some general thoughts are important. First quarter 2021 was a record quarter across all metrics, and our business is not necessarily linear quarter to quarter. Therefore, we do not expect to show year-over-year growth versus first quarter 2021. As 2021 developed, similar to most direct-to-consumer businesses, and perhaps due to post-Covid influences, our business was impacted by unusual amounts of lower consumer engagement around the summer months and the December holidays, as consumers resumed travel and leisure activities. These are good examples of how there can be short-term fluctuations in market conditions that impact our results and why we want to maintain the freedom to operate our business truly for the long-term, especially in a market where investment themes are in flux and there has been volatility in consumer engagement. In that type of environment, it is especially important to reserve this latitude and stay true to our long-term philosophy.
Full Year 2021 Financial & Operational Results
Net revenue increased by $185.0 million, or 50.8%, from $364.2 million for the year ended December 31, 2020 to $549.2 million for the year ended December 31, 2021. The increase in total net revenue was primarily driven by a $129.9 million increase in term subscription revenue and a $57.7 million increase in lifetime subscription revenue, partially offset by a $2.6 million decrease in non-subscription revenue. Revenue from Chaikin Analytics, the business we acquired in January 2021, was $7.5 million for the year ended December 31, 2021.
Both term and lifetime subscription revenue benefited from a significant increase in Paid Subscribers. Term subscription revenue increased as a result of a significant increase in marketing efforts. Lifetime subscription revenue, which is initially deferred and recognized over a five-year period, increased as a result of higher volume of lifetime subscriptions in current and prior years, which continued to benefit us in 2021.
Billings increased by $181.1 million, or 33.0%, to $729.9 million in 2021 as compared to $548.8 million in 2020. We believe this increase is due in large part to strong lifetime and high-value subscription sales, combined with strong new Paid Subscriber performance, as we continued to focus on adding new Paid Subscribers and those Paid Subscribers having purchased higher-value subscriptions over time. Approximately 42% of our Billings this year came from lifetime subscriptions, 57% from term subscriptions, and 1% from other Billings as compared to 36% from lifetime subscriptions, 63% from term subscriptions, and 2% from other Billings in 2020. Chaikin Analytics, acquired in January 2021, generated $26.6 million in organic new Billings in 2021 by selling their products to our existing subscriber base.
Total net loss for the year ended 2021 was $953.9 million compared to a $541.1 million loss in 2020. The net loss for the year was driven by $1.1 billion in stock-based compensation, which was primarily a result of the culmination of our go-public Transaction on July 21, 2021.
Stock-based compensation expense is primarily related to the Class B Units. Prior to the Transactions, the Class B Units were classified as liabilities as opposed to equity and remeasured to fair value at the end of each reporting period, with the change in value being charged to stock-based compensation expense. Because the Class B Units were classified as liabilities on our consolidated balance sheet prior to the Transactions, all profits distributions made to the holders of the Class B Units were considered to be stock-based compensation expenses.
Upon completion of the Transactions, all Class B Units fully vested as of the transaction date, and the original operating agreement was terminated and replaced by a new operating agreement consistent with the Company’s Up-C structure. This new operating agreement does not contain the put and call options that existed under the previous operating agreement, and the Common Units are treated as common equity under the new operating agreement and do not generate stock-based compensation expense. Therefore, the Class B Units liability was reclassified to equity as of the transaction date and stock-based compensation expense associated with the Class B Units ceased after the transaction date.
Total Paid Subscribers increased by 115 thousand, or 13.4%, to 972 thousand as of December 31, 2021 as compared to 857 thousand as of December 31, 2020, driven by successful marketing efforts and rich content which drove free-to-paid conversions as well as direct-to-paid acquisitions. Per-unit subscriber acquisition costs were favorable at the beginning of the year which, when combined with our compelling content, led to unprecedented new subscriber acquisition in first quarter 2021. The travel and leisure boom, where Americans made up for the inability to travel during the pandemic, began in mid-second quarter 2021 and continued through the end of third quarter. During this time, the travel and hospitality industries significantly increased their usage of digital mediums to market their products. With per-unit subscriber acquisition costs rising during this time, we reduced our marketing spend on new customer acquisition and continued to emphasize marketing higher value content to our existing subscriber base. Costs finally began to improve toward the end of the year and we accelerated our spend to acquire new subscribers. We will continue to focus on our break-even metrics and adjust our direct marketing spend accordingly, as we have done for the past twenty plus years.
Free Subscribers increased by 4.2 million, or 43.8%, to 13.7 million as of December 31, 2021 as compared to 9.5 million as of December 31, 2020, as our significant lead-generation efforts that began in earnest during late 2018 and intensified during 2019 and 2020 with the expansion across multiple brands, continued during 2021.
ARPU decreased by $17, or 2.2%, to $742 as of December 31, 2021 as compared to $759 as of December 31, 2020. The modest year-over-year decrease was driven by a 36% increase in trailing four-quarter Paid Subscribers in 2021, which slightly outpaced the increase in trailing four-quarter Billings of 33% in 2021. The increase in trailing four quarter average Paid Subscribers in 2021 was largely attributable to the rapid increase in our subscriber base in the first half of 2021. Most of our new subscribers join us on entry level publications, which are generally at lower price points, and thus are initially dilutive to ARPU. We have shown that over time, these subscribers will continue to invest in our platform by purchasing higher-end subscriptions, which then tend to drive increases in ARPU. As of December 31, 2021, we have 19% and 32% more high value and ultra-high value subscribers than we did a year ago.
Net cash provided by operating activities was $63.6 million for full year 2021 as compared to $55.9 million for full year 2020. The current year CFFO was primarily a result of a net loss of $953.9 million adjusted for non-cash charges of $927.8 million and a contribution to cash resulting from net changes in our operating assets and liabilities of $89.8 million. The non-cash adjustments primarily related to stock-based compensation expenses of $939.0 million, which was driven by the increase in fair value as a result of a higher probability assigned to the market approach due to the signing of a letter of intent with ADAC during December 2020, and the granting and vesting of certain Class B Units. The changes in operating assets and liabilities were primarily driven by an increase in deferred revenue of $175.6 million due to our overall increase in sales, and an increase in accrued expenses of $14.2 million, partially offset by a net increase in deferred contract acquisition costs of $95.8 million.
Adjusted CFFO was $197.1 million for full year 2021, compared to $134.3 million for full year 2020, due to an increase in Billings. Adjusted CFFO Margin was 27.0% for full year 2021 as compared to 24.5% for full year 2020. The difference between Adjusted CFFO and CFFO is primarily stock-based compensation associated with distributions to the original Class B unitholders (For further information on stock-based compensation, see footnote 1 to Table 1. Income Statement below).
Fourth Quarter 2021 Financial & Operational Results
Total net revenue increased by $39.8 million, or 37.3%, from $106.8 million for the three months ended December 31, 2020 to $146.7 million for the three months ended December 31, 2021. The increase in total net revenue was driven by a $25.7 million increase in term subscription revenue and a $15.3 million increase in lifetime subscription revenue. Revenue from Chaikin Analytics, the business we acquired in January 2021, was $3.2 million for the three months ended December 31, 2021.
Both term and lifetime subscription revenue benefited from a significant increase in Paid Subscribers. Term subscription revenue increased as a result of a significant increase in marketing efforts. Lifetime subscription revenue, which is initially deferred and recognized over a five-year period, increased as a result of higher volume of lifetime subscriptions in current and prior years, which continued to benefit us in fourth quarter 2021.
Billings decreased by $7.0 million, or 4.4%, to $151.4 million in fourth quarter 2021 as compared to $158.4 million in fourth quarter 2020. We believe this decrease in Billings was due to a modest decrease in customer engagement as indicated by a 10% decline in landing page visits in fourth quarter 2021, as compared to fourth quarter 2020, combined with decisions to reschedule a number of new campaigns into 2022 for various business reasons. We did however see an increase in customer engagement in fourth quarter 2021 as compared to third quarter 2021, as indicated by a 13% increase in landing page visits, as consumer behavior seemed to return to more typical levels, post the travel and leisure boom that impacted second and third quarters 2021. The timing of campaigns are often adjusted. In both fourth quarter 2021 and fourth quarter 2020, approximately 37% of our Billings came from lifetime subscriptions, 61% from term subscriptions, and 2% from other Billings. Chaikin Analytics generated $7.1 million in new organic Billings in fourth quarter 2021 by selling their products to our existing subscriber base.
Net income in fourth quarter 2021 was $35.9 million compared to a $375.4 million net loss in fourth quarter 2020. We recognized stock-based compensation expenses related to the new 2021 Incentive Award Plan of $2.3 million in fourth quarter 2021, and stock-based compensation expenses related to the Class B Units of $381.0 million in fourth quarter 2020.
Net cash provided by (used in) operating activities was $5.0 million in fourth quarter 2021 as compared to $(17.1) million in fourth quarter 2020. The positive CFFO this quarter was primarily driven by net income of $35.9 million, as a result of an increase of $39.8 million in net revenue, partially offset by cash outflows related to changes in deferred contract acquisition costs of $13.8 million and cash outflows related to changes in other working capital accounts.
Adjusted CFFO was $5.0 million in fourth quarter 2021, compared to $16.0 million in fourth quarter 2020, with the decline primarily due to the decrease in Billings. Adjusted CFFO Margin was 3.3% in fourth quarter 2021 as compared to 10.1% in fourth quarter 2020.
Free Subscribers increased by 4.2 million to 13.7 million as of December 31, 2021 as compared to 9.5 million as of December 31, 2020, due to our on-going significant lead-generation efforts.

Non-GAAP Measures
The following table provides a reconciliation of net cash provided by operating activities, the most directly comparable financial measure calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), to Adjusted CFFO and Adjusted CFFO Margin for each of the periods presented:

(In thousands)	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net cash provided by (used in) operating activities	$5,012	$(17,109)	$63,632	$55,875
Plus: Profits distributions to Class B Unitholders included in stock-based compensation expense	—	33,087	123,449	78,398
Non-recurring expenses	—	—	10,000	—
Adjusted CFFO	$5,012	$15,978	$197,081	$134,273

Net cash provided by (used in) operating activities	$5,012	$(17,109)	$63,632	$55,875
Total net revenue	146,672	106,843	549,183	364,179
Net cash provided by (used in) operating activities margin	3.4%	(16.0%)	11.6%	15.3%

Adjusted CFFO	$5,012	$15,978	$197,081	$134,273
Billings	$151,397	$158,362	$729,893	$548,835
Adjusted CFFO margin	3.3%	10.1%	27.0%	24.5%
The non-recurring expense addback in the year ended December 31, 2021 was due to a discretionary, one-time, lifetime-award, non-employee bonus payment of $10.0 million to the Company’s founder, who is a Class B common stockholder.
About MarketWise
Founded with a mission to level the playing field for self-directed investors, today MarketWise is a leading multi-brand subscription services platform providing premium financial research, software, education, and tools for investors.
With more than 20 years of operating history, MarketWise is currently comprised of 12 primary customer facing brands, offering more than 175 products, and serving a community of 15 million Free and Paid Subscribers. MarketWise’s products are a trusted source for high-value financial research, education, actionable investment ideas, and investment software. MarketWise is a 100% digital, direct-to-customer company offering its research across a variety of platforms including mobile, desktops, and tablets. MarketWise has a proven, agile, and scalable platform and our vision is to become the leading financial solutions platform for self-directed investors.
MarketWise Inc.’s common stock trades on the NASDAQ Global Market under the symbol "MKTW". Warrants on the Company's common stock also trade on the NASDAQ Global Market under the symbols "MKTWW".
Conference Call Details
As previously announced, the Company will hold a conference call to discuss its full year and fourth quarter 2021 results on Thursday, March 10, 2022, at 11:00 a.m. Eastern Time. The conference call can be accessed by dialing 1-877-407-4018 (domestic) or 1-201-689-8471 (international) and asking for the MarketWise Fourth Quarter 2021 and Full Year 2021 Earnings Call. A telephonic replay will be available starting at 2:00 p.m. Eastern Time on the same day and can be accessed by dialing 1-844-512-2921, or for international callers 1-412-317-6671, and providing the passcode 13727115. The telephonic replay will be available until 11:59 p.m. Eastern Time on March 24, 2022.
Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the investor relations section of the Company’s website at investors.marketwise.com. The online replay will remain available for a limited time beginning immediately following the call.

Key Business Metrics and Non-GAAP Financial Measures
In this release we discuss certain key business metrics, which we believe provide useful information about the Company’s business and the operational factors underlying the Company’s financial performance. We are not aware of any uniform standards for calculating these key metrics, which may hinder comparability with other companies who may calculate similarly titled metrics in a different way.
Billings is defined as amounts invoiced to customers.
Free Subscribers are defined as unique subscribers who have subscribed to one of our many free investment publications via a valid email address and continue to remain directly opted in, excluding any Paid Subscribers who also have free subscriptions.
Paid Subscribers are defined as the total number of unique subscribers with at least one paid subscription at the end of the period.
Average revenue per user or ARPU is defined as the trailing four quarters of net Billings divided by the average number of quarterly total Paid Subscribers over that period.
We also discuss certain measures that are not determined in accordance with GAAP, namely Adjusted CFFO, and Adjusted CFFO Margin. We use Adjusted CFFO and Adjusted CFFO Margin to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance, and assists in comparisons with other companies, some of which use similar non-GAAP financial information to supplement their GAAP results. This non-GAAP financial information is presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP and may be different from similarly titled non-GAAP measures used by other companies. A reconciliation is provided above for Adjusted CFFO and Adjusted CFFO Margin to the most directly comparable financial measure stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measure and the reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure.
Adjusted CFFO is defined as net cash provided by operating activities plus profits distributions to Class B unitholders included in stock-based compensation expense, plus or minus any non-recurring items.
Adjusted CFFO Margin is defined as Adjusted CFFO as a percentage of Billings.
We believe that Adjusted CFFO and Adjusted CFFO Margin are useful indicators that provide information to management and investors about ongoing operating performance, to facilitate comparison of our results to those of peer companies over multiple periods, and for internal planning and forecasting purposes. We have presented Adjusted CFFO and Adjusted CFFO Margin because we believe they provide investors with greater comparability of our operating performance without the effects of stock-based compensation expense related to holders of Class B units that will not continue following the consummation of the Transactions, because all Class B units were converted into common units of MarketWise, LLC. Going forward, we will make certain tax distributions to our members in amounts sufficient to pay individual income taxes on their respective allocation of the profits of MarketWise, LLC at then-prevailing individual income tax rates. These distributions will not be recorded on our income statement and will be reflected on our cash flow statement as cash used in financing activities. The cash used to make these distributions will not be available to us for use in the business.
Adjusted CFFO and Adjusted CFFO Margin have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of other GAAP financial measures, such as cash flow from operations. Some of the limitations of using Adjusted CFFO and Adjusted CFFO Margin are that these metrics may be calculated differently by other companies in our industry.
We expect Adjusted CFFO and Adjusted CFFO Margin to fluctuate in future periods as we invest in our business to execute our growth strategy. These activities, along with any non-recurring items as described above, may result in fluctuations in Adjusted CFFO and Adjusted CFFO Margin in future periods.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the financial position, business strategy, and the plans and objectives of management for future operations of MarketWise. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections, and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including, but not limited to: our ability to attract new subscribers and to persuade existing subscribers to renew their subscription agreements with us and to purchase additional products and services from us; our ability to adequately market our products and services, and to develop additional products and product offerings; our ability to manage our growth effectively, including through acquisitions; failure to maintain and protect our reputation for trustworthiness and independence; our ability to attract, develop, and retain capable management, editors, and other key personnel; our ability to grow market share in our existing markets or any new markets we may enter; adverse or weakened conditions in the financial sector, global financial markets, and global economy; our ability to respond to and adapt to changes in technology and consumer behavior; failure to successfully identify and integrate acquisitions, or dispose of assets and businesses; our public securities’ potential liquidity and trading; the impact of the regulatory environment and complexities with compliance related to such environment; the impact of the COVID-19 pandemic; our future capital needs; our ability to maintain an effective system of internal control over financial reporting, and to address and remediate existing material weaknesses in our internal control over financial reporting; our ability to maintain and protect our intellectual property; and other factors beyond our control.
The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our upcoming Annual Report on Form 10-K for the year ended December 31, 2021. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated.
Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. We do not give any assurance that we will achieve our expectations.

Table 1. Income Statement

(Unaudited, in thousands)	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net revenue	$146,252	$105,936	$547,899	$360,793
Related party revenue	420	907	1,284	3,386
Total net revenue	146,672	106,843	549,183	364,179

Operating expenses:
Cost of revenue(1)(2)	17,589	85,698	239,251	154,605
Sales and marketing(1)(2)	65,665	67,770	296,934	214,257
General and administrative(1)(2)	31,807	325,725	960,183	526,561
Research and development(1)(2)	1,645	1,298	7,487	4,770
Depreciation and amortization	600	641	2,676	2,553
Related party expense	101	56	10,245	122
Total operating expenses	117,407	481,188	1,516,776	902,868
Income (loss) from operations	29,265	(374,345)	(967,593)	(538,689)
Other income (expense), net	6,016	(1,023)	16,178	(2,879)
Interest income (expense), net	(127)	(12)	(110)	477
Income (loss) before income taxes	35,154	(375,380)	(951,525)	(541,091)
Income tax (benefit) expense	(727)	—	2,358	—
Net income (loss)	35,881	(375,380)	(953,883)	(541,091)
Net income (loss) attributable to noncontrolling interests	27,309	(1,152)	59,426	(2,718)
Net income (loss) attributable to MarketWise, Inc.	$8,572	$(374,228)	$(1,013,309)	$(538,373)
(1)Included within cost of revenue, sales and marketing, and general and administrative expenses are stock-based compensation expenses as follows:

(Unaudited, in thousands)	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Vested Class B Units and change in fair value of Class B liability awards	$—	$347,938	$934,993	$475,202
Profits distributions to holders of Class B Units	—	33,087	123,449	78,398
Total Class B stock-based compensation expense	$—	$381,025	$1,058,442	$553,600
2021 Incentive Award Plan stock-based compensation expense	2,266	—	4,909	—
Total stock-based compensation expense	$2,266	$381,025	$1,063,351	$553,600
(2)Stock-based compensation expenses by line item:

(Unaudited, in thousands)	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Cost of revenue	$492	$70,793	$171,804	$102,736
Sales and marketing	582	7,399	48,098	10,567
General and administrative	1,192	302,833	843,449	440,297
Total stock-based compensation expense	$2,266	$381,025	$1,063,351	$553,600

Note: Our stock-based compensation expense stemmed from certain provisions of MarketWise, LLC’s prior operating agreement and primarily relates to the value of newly vested Class B units under that agreement, profits distributions to Class B unitholders, and the change in value of previously vested Class B units. Our Class B units were classified as derivative liabilities as opposed to equity and remeasured to fair value at the end of each reporting period, with the change in value included in overall stock-based compensation expense. However, following the consummation of the Transaction, MarketWise, LLC adopted a new operating agreement and all Class B units were converted into common units of MarketWise, LLC, so all the stock-based compensation associated with those Class B units being categorized as derivative liabilities will cease. Stock-based compensation going forward will be based upon any stock-based compensation associated with our new incentive award plan and is in line with stock-based compensation that may be seen at companies similar to MarketWise.

Table 2. Balance Sheet

(Unaudited, in thousands, except share and per share data)	December 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$139,078	$114,422
Accounts receivable	7,805	12,398
Prepaid expenses	13,043	8,530
Related party receivables	496	874
Related party notes receivable, current	298	—
Restricted cash	500	505
Deferred contract acquisition costs	82,685	42,019
Other current assets	2,484	1,889
Total current assets	246,389	180,637
Property and equipment, net	1,188	1,417
Operating lease right-of-use assets	10,901	12,337
Intangible assets, net	8,612	5,278
Goodwill	23,288	18,101
Deferred contract acquisition costs, noncurrent	120,386	65,217
Related party notes receivable, noncurrent	861	1,148
Deferred tax assets	8,964	—
Other assets	965	678
Total assets	$421,554	$284,813
Liabilities and members’ deficit
Current liabilities:
Trade and other payables	$4,758	$11,969
Related party payables, net	970	2,515
Accrued expenses	46,453	32,134
Deferred revenue and other contract liabilities	317,133	278,267
Operating lease liabilities	1,274	1,077
Other current liabilities	24,905	19,576
Total current liabilities	395,493	345,538
Class B Units - related party	—	593,235
Deferred revenue and other contract liabilities, noncurrent	393,043	254,481
Derivative liabilities, noncurrent	2,015	4,343
Warrant liabilities	29,332	—
Operating lease liabilities, noncurrent	6,933	7,826
Total liabilities	826,816	1,205,423
Commitments and Contingencies	—	—
Stockholders’ deficit / members’ deficit:
Common stock - Class A, par value of $0.0001 per share, 950,000,000 shares authorized; 24,718,402 shares issued and outstanding at December 31, 2021	2	—
Common stock - Class B, par value of $0.0001 per share, 300,000,000 shares authorized; 291,092,303 shares issued and outstanding at December 31, 2021	29	—
Preferred stock - par value of $0.0001 per share, 100,000,000 shares authorized; 0 shares issued and outstanding at December 31, 2021	—	—
Additional paid-in capital	97,548	—
Class A members’ units, 0 and 547,466 units issued and outstanding at December 31, 2021 and December 31, 2020, respectively	—	(914,728)
Accumulated other comprehensive loss	(9)	(17)
Accumulated deficit	(146,115)	—
Total stockholders’ deficit / members’ deficit attributable to MarketWise, Inc.	(48,545)	(914,745)
Noncontrolling interest	(356,717)	(5,865)
Total stockholders’ deficit / members’ deficit	(405,262)	(920,610)
Total liabilities, noncontrolling interest, and stockholders’ deficit / members’ deficit	$421,554	$284,813

Table 3. Cash Flows

(Unaudited, in thousands)	Year Ended December 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(953,883)	$(541,091)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	2,676	2,553
Stock-based compensation	210,912	18,745
Change in fair value of derivative liabilities – Class B Units	728,079	456,457
Change in fair value of derivative liabilities – other	(18,017)	3,069
Deferred taxes	2,358	—
Unrealized gains on foreign currency	(38)	—
Noncash lease expense	1,894	2,577
Gain on sale of cryptocurrencies	(105)	—
Changes in operating assets and liabilities:
Accounts receivable	4,593	(5,066)
Related party receivables and payables, net	(1,167)	(4,670)
Prepaid expenses	(4,513)	(3,423)
Other current assets and other assets	(744)	(841)
Cryptocurrency intangible assets	109	30
Deferred contract acquisition costs	(95,835)	(64,921)
Trade and other payables	(7,282)	6,990
Accrued expenses	14,205	(1,392)
Deferred revenue	175,553	178,849
Derivative liabilities	662	—
Operating lease liabilities	(1,154)	(2,084)
Other current and long-term liabilities	5,329	10,093
Net cash provided by operating activities	63,632	55,875
Cash flows from investing activities:
Cash paid for Chaikin acquisition, net of cash acquired	(7,139)	—
Acquisition of non-controlling interests, including transaction costs	—	(9,164)
Purchases of property and equipment	(157)	(290)
Purchases of intangible assets	(892)	(195)
Capitalized software development costs	(123)	—
Net cash used in investing activities	(8,311)	(9,649)
Cash flows from financing activities:
Principal payments on long-term debt – related party	—	(5,390)
Net proceeds from the Transactions	113,641	—
Issuance of related party notes receivable	(11)	(1,148)
Proceeds from related party notes receivable	—	5,446
Repurchases of stock	(3,340)	—
Distributions to members	(135,451)	(101,767)
Distributions to noncontrolling interests	(5,517)	(510)
Net cash used in financing activities	(30,678)	(103,369)
Effect of exchange rate changes on cash	8	(14)
Net increase in cash, cash equivalents and restricted cash	24,651	(57,157)
Cash, cash equivalents and restricted cash — beginning of period	114,927	172,084
Cash, cash equivalents and restricted cash — end of period	$139,578	$114,927

MarketWise Investor Relations Contact
Jonathan Shanfield - MarketWise Investor Relations
Jamie Lillis - Solebury Trout
(800) 290-4113
ir@marketwise.com
MarketWise Media Contact
Email: media@marketwise.com